EXHIBIT 99.5

JOINT FILING AGREEMENT

Dated: May 13, 2022

The undersigned hereby agree that the Statement on Schedule 13D, dated May 13, 2022, with respect to the common shares, par value $0.01 per share, of Eneti Inc., a corporation organized under the laws of the Republic of the Marshall Islands, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an Exhibit to the Schedule 13D. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

Date:  May 13, 2022

INCJ, LTD.

By:	/s/ Peter Niklai
Name:	Peter Niklai
Title:	Managing Director

INCJ SJ INVESTMENT LIMITED

By:	/s/ Peter Niklai
Name:	Peter Niklai
Title:	Director

[Signature page to Joint Filing Agreement]